Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 18, 2025, Sanmina Corporation ("Sanmina" or the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with ZT Group Int’l, Inc. (“ZT”), AMD Design, LLC, a Delaware limited liability company and wholly owned subsidiary of AMD (the “Seller”) and owner of 100% of the equity interests of ZT, and Advanced Micro Devices, Inc., a Delaware corporation (“AMD”). On October 27, 2025 (the “Closing Date”), pursuant to the Purchase Agreement, the Company completed its acquisition of all of the equity interests of ZT.

The aggregate consideration paid at the Closing Date consisted of (i) $1.7 billion of cash consideration paid, after purchase agreement adjustments for closing cash, closing indebtedness, closing expenses and net working capital relative to a target amount as provided in the Purchase Agreement and (ii) 1,151,052 shares of Sanmina common stock issued from treasury stock and outstanding, representing an aggregate value of $155.3 million, determined based on per share price of $134.96, the closing price of Sanmina’s common stock on the Closing Date. The Seller is also eligible to receive up to $450 million in contingent cash consideration upon the achievement of certain financial metrics during the three-year period following the closing.

The transaction will be accounted for as a business combination in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) (pursuant to Accounting Standards Codification Topic 805, Business Combinations), with Sanmina treated as the “acquirer” and ZT treated as the “acquired” company for financial reporting purposes. Sanmina will control ZT as it will beneficially own 100% of the outstanding shares of ZT common stock. The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair values with any excess purchase price allocated to goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price and the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial information. The process of valuing the net assets of ZT immediately prior to the business combination for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial information have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

On May 18, 2025, Sanmina entered into a commitment letter with Bank of America, N.A. and BofA Securities, Inc., which provided, among other things, a senior secured 364-day bridge loan facility in an aggregate principal amount of up to $2.5 billion (the “Bridge Facility”), which was intended to be available to Sanmina to finance, together with other sources of funds, the consideration and related expenses under the transaction in the event that Sanmina has not obtained other permanent financing prior to the Closing Date.

In connection with the transaction, a Credit Agreement (as amended from time to time, the “Credit Agreement”) was entered into by and among the Company, as the initial borrower, one of its subsidiaries named therein as a guarantor, Bank of America, N.A., as administrative agent and swing line lender, and the banks and other financial institutions party thereto from time to time as lenders (and in certain cases, as letter of credit issuers as well). The Credit Agreement also includes the ability to add wholly owned subsidiaries of the Company as additional borrowers from time to time, subject to certain documentary requirements in the Credit Agreement. The Credit Agreement provides for committed senior secured credit facilities in an aggregate principal amount of $3.5 billion (the “Credit Facilities”), consisting of a $1.5 billion revolving credit facility and a $2.0 billion term loan A facility. In addition, on October 27, 2025, the Company executed an amendment to increase the Credit Facilities to include an $800 million term loan B facility (the “Amendment”). To finance the cash portion of the acquisition and to settle all outstanding amounts under the Fifth Amended and Restated Credit Agreement, dated as of September 27, 2022, as amended (the “Existing Credit Agreement”), the Company simultaneously drew $1.4 billion under the term loan A facility and the full $800 million under the term loan B facility. Concurrently on the Closing Date, the Existing Credit Agreement was fully repaid and the Bridge Facility was terminated in its entirety.

Further, on October 25, 2025, in connection with the execution of the Purchase Agreement, ZT entered into a settlement agreement (the “AMD Receivable Settlement”) with AMD to settle the existing related party receivable balance prior to the Closing Date of the transaction.

The unaudited pro forma condensed combined financial information set forth below give effect to the Purchase Agreement, the Credit Agreement and the Amendment, and the AMD Receivable Settlement. The financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•The separate historical audited consolidated financial statements of Sanmina for the fiscal year ended September 27, 2025, included in Sanmina’s Annual Report on Form 10-K filed with the SEC on November 13, 2025; and
•The separate historical audited consolidated financial statements of ZT for the fiscal years ended July 31, 2025 and 2024 included in Exhibit 99.1 in the Form 8-K/A filed with the SEC on January 12, 2026.

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of September 27, 2025 and the unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2025. The unaudited pro forma condensed combined financial information includes the historical results of Sanmina and ZT, after giving pro forma effect to the acquisition of ZT as described in the following paragraphs and accompanying notes.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of income or consolidated financial condition would have been had the ZT acquisition actually occurred on September 27, 2025 for the balance sheet, or September 29, 2024 for the statement of income, nor does it purport to project the future consolidated results of income or consolidated financial condition for any future period or as of any future date. Under accounting for business combinations, the assets and liabilities of ZT are required to be recorded at their respective fair values as of the date of the acquisition, October 27, 2025 (the “Acquisition Date”). Sanmina has performed the preliminary fair valuation of ZT’s assets and liabilities. The fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the transaction or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 27, 2025
(In thousands)
	Historical		Pro Forma
	Sanmina as of September 27, 2025 Reclassified	ZT as of July 31, 2025 Reclassified	Transaction Accounting Adjustments	Note 5	Financing Adjustments	AMD Receivable Settlement	Pro Forma Combined
		Note 3			Note 6	Note 7
ASSETS
Current assets:
Cash and cash equivalents	$926,267	$166,275	$(1,650,970)	(a)	$1,867,962	$—	$1,309,534
Accounts receivable, net	1,400,129	1,315,341	(90,305)	(d)	—	—	2,625,165
Contract assets	425,944	—	—		—	—	425,944
AMD loan receivable	—	2,108,924	—		—	(2,108,924)	—
Inventories	1,988,462	1,860,943	(58,088)	(d),(g)	—	—	3,791,317
Prepaid expenses and other current assets	124,656	104,269	—		(4,574)	—	224,351
Total current assets	4,865,458	5,555,752	(1,799,363)		1,863,388	(2,108,924)	8,376,311
Property, plant and equipment, net	682,354	213,215	23,515	(e)	—	—	919,084
Goodwill	30,386	—	273,785	(c)	—	—	304,171
Deferred income tax assets	171,218	152,706	14,174	(i)	—	—	338,098
Other	108,757	115,895	52,000	(c),(f)	—	—	276,652
Total assets	5,858,173	6,037,568	(1,435,889)		1,863,388	(2,108,924)	10,214,316
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,578,895	1,442,060	(249,947)	(d)	—	—	2,771,008
Accrued liabilities	179,605	220,187	89,713	(d),(f),(h),(i)	(4,574)	—	484,931
Deferred revenue and customer advances	878,474	332,256	188,503	(d)	—	—	1,399,233
Accrued payroll and related benefits	167,541	50,591	—		—	—	218,132
Short-term debt, including current portion of long-term debt	17,500	—	—		68,500	—	86,000
Total current liabilities	2,822,015	2,045,094	28,269		63,926	—	4,959,304
Long-term liabilities:
Long-term debt	282,974	—	—		1,798,061	—	2,081,035
Other	214,021	100,233	207,086	(a),(d),(f)	—	—	521,340
Total long-term liabilities	496,995	100,233	207,086		1,798,061	—	2,602,375
Stockholders' equity:			—
Preferred stock	—	—	—		—	—	—
Common stock	534	1,140	(1,128)	(a),(b)	—	—	546
Treasury stock, at cost	(1,896,367)	—	90,898	(a)	—	—	(1,805,469)
Additional paid-in capital	6,641,698	499,312	(434,875)	(a),(b)	—	—	6,706,135

Accumulated other comprehensive income	69,620	(6,319)	6,319	(b)	—	—	69,620
Accumulated deficit	(2,461,579)	3,398,108	(1,332,458)	(b),(h)	1,401	(2,108,924)	(2,503,452)
Noncontrolling interest	185,257	—	—		—	—	185,257
Total stockholders' equity	2,539,163	3,892,241	(1,671,244)		1,401	(2,108,924)	2,652,637
Total liabilities and stockholders' equity	$5,858,173	$6,037,568	$(1,435,889)		$1,863,388	$(2,108,924)	$10,214,316

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
Year ended September 27, 2025
(In thousands, except per share data)
	Historical		Pro Forma
	Sanmina year ended September 27, 2025	ZT year ended July 31, 2025 Reclassified	Transaction Accounting Adjustments	Note 5	Financing Adjustments	AMD Receivable Settlement	Pro Forma Combined
		Note 3			Note 6	Note 7
Net sales	$8,128,382	$10,899,934	$89,109	(j)	$—	$—	$19,117,425
Cost of sales	7,412,025	$9,238,150	301,065	(k)	—	—	16,951,240
Gross profit	716,357	1,661,784	(211,956)		—	—	2,166,185
Operating expenses:
Selling, general and administrative	290,221	554,630	(365,940)	(l)	—	—	478,911
Research and development	31,087	—	—		—	—	31,087
Acquisition and integration charges	34,162	—	43,274	(m)	1,396	—	78,832
Restructuring	6,319	—	—		—	—	6,319
Total operating expenses	361,789	554,630	(322,666)		1,396	—	595,149

Operating income	354,568	1,107,154	110,710		(1,396)	—	1,571,036

Interest income	15,855	49,992	—		—	(25,988)	39,859
Interest expense	(20,151)	(4,177)	—		(111,273)	—	(135,601)
Other income (expense), net	(10,844)	5,378	(29)	(n)	—	—	(5,495)
Interest and other, net	(15,140)	51,193	(29)		(111,273)	(25,988)	(101,237)

Income before income taxes	339,428	1,158,347	110,681		(112,669)	(25,988)	1,469,799
Provision for income taxes	73,168	251,245	23,243	(o)	(23,661)	(5,457)	318,538
Net income before noncontrolling interest	266,260	907,102	87,438		(89,008)	(20,531)	1,151,261
Less: Net income attributable to noncontrolling interest	20,367	—	—		—	—	20,367
Net income attributable to common shareholders	$245,893	$907,102	$87,438		$(89,008)	$(20,531)	$1,130,894

Net income attributable to common shareholders per share:				(p)
Basic	$4.56						20.53
Diluted	$4.46						20.08

Weighted-average shares used in computing per share amounts:				(p)
Basic	53,947						55,098
Diluted	55,178						56,329

See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1. Basis of Preparation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. Sanmina has a 52-to-53-week fiscal year that ends on the Saturday nearest September 30 and ZT has a fiscal calendar year that ends on July 31. To comply with SEC rules and regulations for companies with different fiscal year ends, the unaudited pro forma condensed combined financial information has been prepared utilizing periods that differ by less than one fiscal quarter.

The unaudited pro forma condensed combined balance sheet as of September 27, 2025 was prepared using the historical audited consolidated balance sheets of Sanmina and ZT as of September 27, 2025 and July 31, 2025, respectively, and presents the unaudited pro forma combined financial position of Sanmina and ZT as if the acquisition occurred on September 27, 2025.

The unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2025 gives effect to the acquisition as if it had occurred on September 29, 2024, the beginning of Sanmina’s fiscal 2025 year. The unaudited pro forma condensed combined statement of income is presented on the basis of Sanmina’s fiscal year and combines the historical results of the fiscal periods of Sanmina and ZT.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Sanmina representing the acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Sanmina’s purchase consideration associated with the ZT acquisition has been allocated to the assets acquired and liabilities assumed, based upon their respective preliminary estimates of fair values as of the Acquisition Date. Any excess of the purchase consideration over the fair value of identified tangible and intangible assets acquired and liabilities assumed is recognized as goodwill. Management believes the preliminary estimates of fair values utilized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. These preliminary valuations of assets acquired, and liabilities assumed are determined using the market, income, and cost approaches from the perspective of a market participant, which requires estimates and assumptions including, but not limited to, estimating future cash flows in addition to developing the appropriate market discount rates and obtaining available market pricing for comparable assets. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to progress to a stage where there is sufficient information for definitive measurement, including inventory, property, plant and equipment, identifiable intangible assets and their related tax impact. The preliminary estimates of fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained. As a result, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Sanmina’s audited financial statements as of and for the year ended September 27, 2025. Management has included certain reclassification and policy alignment adjustments for consistency in presentation as indicated in the subsequent notes (see Note 4 for further details).

Note 3. Reclassifications

The Sanmina and ZT historical consolidated financial statement line items include the reclassification of certain historical balances to conform to the expected post-combination Sanmina presentation of these unaudited pro forma condensed combined financial information, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common shareholders of Sanmina or ZT.

Balance Sheet as of September 27, 2025

The carrying amount of Sanmina’s historical goodwill of $30.4 million, previously classified as a component of Other assets has been reclassified to a newly presented financial statement line item, Goodwill, on Sanmina’s historical reclassified consolidated balance sheet.
The following reclassification adjustments were made to conform the presentation of ZT’s financial information to Sanmina’s presentation as indicated in the tables below:

		As of July 31, 2025
Sanmina Presentation	ZT Presentation	ZT Unadjusted Historical	Reclassification Adjustments		ZT Adjusted Historical
		(In thousands)
ASSETS	ASSETS
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$166,275	$—		$166,275
Accounts receivable, net	Trade accounts receivable, net	1,315,341	—		1,315,341
Contract assets		—	—		—
	AMD Loan Receivable	2,108,924	—		2,108,924
Inventories	Inventories	1,860,943	—		1,860,943
Prepaid expenses and other current assets	Prepaid expenses and other current assets	104,269	—		104,269
Total current assets	Total current assets	5,555,752	—		5,555,752
Property, plant and equipment, net	Property and equipment, net	213,215	—		213,215
	Right-of-use assets	92,029	(92,029)	(a)	—
Deferred income tax assets	Deferred income taxes	152,706	—		152,706
	Security deposits and other noncurrent assets	23,866	(23,866)	(b)	—
Other		—	115,895	(a),(b)	115,895
Total assets	Total assets	6,037,568	—		6,037,568
LIABILITIES AND STOCKHOLDERS' EQUITY	LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:	Current liabilities:
Accounts payable	Accounts payable	1,442,060	—		1,442,060
	Lease liabilities-short term	21,360	(21,360)	(c)	—
	Accrued expenses and other current liabilities	567,190	(567,190)	(d)	—
	Income tax payable	14,484	(14,484)	(c)	—
Accrued liabilities		—	220,187	(c),(d)	220,187
Deferred revenue and customer advances		—	332,256	(d)	332,256
Accrued payroll and related benefits		—	50,591	(d)	50,591
Total current liabilities	Total current liabilities	2,045,094	—		2,045,094
Long-term liabilities:	Long-term liabilities:
	Lease liabilities-long term	82,770	(82,770)	(e)	—
Other	Other noncurrent liabilities	17,463	82,770	(e)	100,233
Total long-term liabilities	Total long-term liabilities	100,233	—		100,233
Stockholders' equity:	Stockholders' equity:
Common stock	Common stock	1,140	—		1,140
Additional paid-in capital	Additional paid-in capital	499,312	—		499,312
Accumulated deficit	Retained earnings	3,398,108	—		3,398,108
Accumulated other comprehensive income	Accumulated other comprehensive loss	(6,319)	—		(6,319)
Total stockholders' equity	Total stockholders' equity	3,892,241	—		3,892,241
Total liabilities and stockholders' equity	Total liabilities and stockholders' equity	$6,037,568	$—		$6,037,568

(a) Represents the reclassification of Right-of-use assets to Other assets.
(b) Represents the reclassification of Security deposits and other noncurrent assets to Other assets.
(c) Represents the reclassification of Lease liabilities-short term and Income tax payable to Accrued liabilities.
(d) Represents the reclassification of Accrued expenses and other current liabilities to the following captions:

Sanmina Presentation	ZT Amount
(In thousands)
Accrued liabilities	$184,343
Deferred revenue and customer advances	332,256
Accrued payroll and related benefits	50,591
$567,190
(e) Represents the reclassification of Lease liabilities-long term to Other assets.
Statement of Income for the Fiscal Year Ended September 27, 2025

		For the Year ended July 31, 2025
Sanmina Presentation	ZT Presentation	ZT Unadjusted Historical	Reclassification Adjustments		ZT Adjusted Historical
		(In thousands)
Net sales	Net sales	$10,899,934	$—		$10,899,934
Cost of sales	Cost of sales	9,238,150	—		9,238,150
Gross profit	Gross profit	1,661,784	—		1,661,784
Selling, general and administrative	Selling, general and administrative expenses	554,630	—		554,630
	Income from operations	1,107,154	—		1,107,154
	Other expense (income):
Interest income		—	49,992	(f)	49,992
Interest expense	Interest expense	(4,093)	(84)	(f)	(4,177)
	Foreign currency transaction (gains) losses	7,886	(7,886)	(g)	—
Other income (expense), net	Other, net	47,400	(42,022)	(f)	5,378
Interest and other, net	Total other expense	51,193	—		51,193
Income before income taxes	Income before income taxes	1,158,347	—		1,158,347
Provision for income taxes	Provision for income taxes	251,245	—		251,245
Net income before noncontrolling interest	Net income	$907,102	$—		$907,102

(f) Represents the reclassification of certain amounts of Other, net to the following captions:

Sanmina Presentation	ZT Amount
(In thousands)
Interest income	$49,992
Interest expense	(84)
Other income (expense), net	(2,508)
$47,400
(g) Represents the reclassification of Foreign currency transaction (gains) losses to Other income (expense), net.

Note 4. Purchase Consideration and Allocation

Purchase Consideration

The fair value of the purchase consideration of approximately $1.9 billion includes (i) the cash paid to the AMD stockholders at the closing, (ii) the fair value of 1,151,052 shares of Sanmina stock issued from treasury stock to the AMD stockholders at closing, and (iii) the estimated fair value of the contingent earnout consideration. The contingent earnout consideration is based upon the achievement of certain gross profit and revenue metrics during the three-year period following the Closing Date. As of the Closing Date, the fair value of the contingent cash consideration was estimated to be $111.0 million based on a probability-weighted income approach valuation model, which uses significant unobservable inputs. The estimated range of undiscounted payment in respect of the contingent consideration from no payout to $450.0 million. The calculation of the purchase consideration is as follows:

Consideration Transferred
(In thousands)
Cash paid	$1,650,970
Common stock issued at fair value	155,346
Contingent earnout consideration	111,000
Total consideration transferred	$1,917,316

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of ZT are recorded at their fair values as of the Acquisition Date and added to those of Sanmina. The purchase price allocation shown below is based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed and has been prepared to illustrate the estimated effect of the acquisition. The preliminary estimates of fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained. As a result, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The following table sets forth the preliminary allocation of the total purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed, as if the transaction occurred on September 27, 2025, with excess recorded as goodwill:

Allocation of Purchase Price
(In thousands)
Cash and cash equivalents	$166,275
Accounts receivable, net	1,225,036
Inventories	1,802,855
Prepaid expenses and other current assets	104,269
Total current assets acquired	3,298,435
Property, plant and equipment, net	236,730
Intangible assets, net	51,000
Deferred income tax assets	166,880
Other	116,895
Total assets acquired (a)	3,869,940
Accounts payable	1,192,113
Accrued liabilities	266,626
Deferred revenue and customer advances	520,759
Accrued payroll and related benefits	50,591
Total short-term liabilities assumed	2,030,090
Other	196,319
Total long-term liabilities assumed	196,319
Total liabilities assumed (b)	$2,226,409
Net assets acquired (c) = (a) – (b)	1,643,531
Total consideration transferred (d)	1,917,316
Goodwill (d) – (c)	$273,785

Goodwill represents the excess of acquisition consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of ZT and synergies expected to be achieved from the combined income of Sanmina and ZT. Goodwill recorded in the acquisition is not deductible for tax purposes.

The fair value adjustments are further described below in Note 5.

Intangible Assets

Identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Fair Value	Average Estimated Remaining Useful Life	Pro Forma Amortization Expense per Year
	(In thousands)	(In years)	(In thousands)
Trademark / Trade Name	$4,000	1	$4,000
Customer Relationships	31,000	10	3,123
Internally Developed Software	16,000	5	3,200
	$51,000		$10,323

The preliminary estimate of fair value for all identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use).

Intangible assets are included within Other assets in the unaudited pro forma condensed combined balance sheet The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of income based on the estimated useful lives above using straight-line amortization.

Note 5. Transaction Accounting Adjustments

Balance Sheet

The following summarizes the transaction adjustments to give effect as if the transaction had been completed on September 27, 2025 for the purposes of the unaudited pro forma condensed combined balance sheet.

(a) Represents consideration transferred to acquire ZT; refer to Note 4. Other liabilities is adjusted to include the fair value of the contingent consideration of $111.0 million. The common stock consideration of $155.3 million issued from treasury stock is included within Common stock ($12 thousand), Treasury stock, at cost ($90.9 million), and Additional paid-in capital ($64.4 million).

(b) Represents the elimination of the historical ZT equity represented by the following components:

Amount
(In thousands)
Common stock	$(1,140)
Additional paid-in capital	(499,312)
Accumulated other comprehensive loss	6,319
Accumulated deficit	(1,289,184)
$(1,783,317)

The adjustment to accumulated deficit includes the removal of ZT’s historical retained earnings and an additional removal following the adjustment for the AMD Receivable Settlement; refer to Note 7.

(c) Represents the preliminary recognition of $273.8 million of goodwill and $51.0 million of identifiable intangible assets attributable to the transaction; refer to Note 4.

(d) Represents a policy adjustment affecting multiple balances to align revenue recognition and related balances with ASC 606, Revenue from Contracts with Customers requirements under the acquirer’s accounting policies.

	Amount
	(In thousands)
Accounts receivable, net	$(90,305)	(1)
Inventories	(107,088)	(1)(2)
Total assets	(197,393)
Accounts payable	(249,947)	(1)
Accrued liabilities	(14,191)	(2)
Deferred revenue and customer advances	188,503	(2)
Other liabilities	102,086	(2)
Total liabilities	26,451
Total assets and liabilities	$(223,845)

(1) Represents the removal of balances associated with components bought from a customer where ZT is considered the agent in the transaction.

(2) Represents the establishment of deferred revenue related to services considered a separate performance obligation under Sanmina’s policy. The services were considered assurance warranties in the historical financial statements of

ZT and the associated current and noncurrent warranty accruals included in Accounts payable and Other liabilities were removed.

(e) Represents the fair value step up adjustment of $23.5 million to existing property, plant and equipment consisting of the following:

Fair Value Step Up
(In thousands)
Land and buildings	$7,835
Furniture and fixtures	512
Machinery and equipment	4,760
Leasehold improvements	10,408
$23,515

(f) Represents an increase of $1.0 million to Other assets, increase of $2.0 million to Accrued liabilities, and decrease of $6.0 million to Other liabilities to remeasure acquired ROU assets, lease liabilities short-term, and lease liabilities long-term, respectively.

(g) Represents the fair value step up adjustment of $49.0 million to existing inventories.

(h) Represents the accrual of non-recurring transaction costs of $43.3 million for acquisition consulting services related to the transaction. The non-recurring transaction costs are expected to be incurred within 3 months from the consummation of the transaction.

(i) Represents an adjustment of $14.2 million to Deferred income tax assets associated with incremental differences in book and tax basis created from the preliminary purchase price allocation, primarily related to the preliminary inventory fair value adjustment and the preliminary acquired identifiable intangible assets that are not tax-deductible. The adjustment additionally includes an increase of $58.6 million to Accrued liabilities related to a tax refund owed to AMD.

Statement of Income

The following summarizes the transaction adjustments to give effect as if the transaction had been completed on September 29, 2024 for the purposes of the unaudited pro forma condensed combined statement of income.

(j) Represents an increase of $98.8 million to align revenue recognition and related balances with ASC 606, Revenue from Contracts with Customers requirements under the acquirer’s accounting policies. The increase relates to additional revenue recognized during the period related to services considered a separate performance obligation for the acquired business, previously considered an assurance warranty. The adjustment is offset by the removal of $9.7 million of revenue related to ZT’s non-manufacturing business; refer to Note 5(n).

(k) Represents the following adjustments to Cost of sales:

	Amount
	(In thousands)
Intangible assets amortization	$3,200	(1)
ASC 606 policy adjustment	(2,098)	(2)
Property, plant, and equipment fair value step-up	3,413	(3)
Inventory fair value step-up	49,000	(4)
Removal of ZT non-manufacturing business	(35,720)	(5)
Cost of sales policy adjustment	120,027	(6)
AMD reimbursement adjustment	151,644	(7)
Maintenance and supporting services agreement adjustment	11,600	(8)
	$301,065

(1) Represents the recognition of $3.2 million for amortization pertaining to purchased intangibles recognized as part of the transaction.

(2) Represents a decrease of $2.1 million to align revenue recognition and related balances with ASC 606, Revenue from Contracts with Customers requirements under the acquirer’s accounting policies; refer to Note 5(j).

(3) Represents an adjustment of $3.4 million for the incremental depreciation expense relating to the estimated step-up in fair value of property, plant and equipment. Depreciation expense is determined using a straight-line methodology over an estimated useful life of 30 years for buildings, 9 years for machinery, equipment, furniture and fixtures, and 4 years for leasehold improvements.

(4) Represents an adjustment to cost of sales of $49.0 million from the run-off of the estimated step-up in fair value of inventory acquired as the existing inventory is expected to be sold within one year of the transaction.

(5) Represents the removal of ZT’s non-manufacturing business; refer to Note 5(n).

(6) Represents a policy adjustment to reclassify $120.0 million of expenses related to platform and field services engineering, manufacturing overhead, and outbound freight expenses recorded to Selling, general and administrative in accordance with ZT’s accounting policy within ZT’s historical statement of income to Cost of sales. The recording of these specific expenses to Cost of sales aligns to Sanmina’s accounting policy.

(7) Following AMD’s sale of ZT to Sanmina, ZT retained certain revenue contracts, but had previously entered into a separate arrangement to reimburse AMD for services provided by non-acquired personnel under those contracts. This adjustment reflects a Cost of sales increase of $151.6 million to reflect the impact of the reimbursement under the revenue sharing agreement with AMD as if the cost had been incurred throughout the pro forma statement of income period.

(8) In connection with AMD’s previous acquisition of ZT, ZT entered into a maintenance and support services agreement and a design services agreement with AMD, whereby ZT will retain the services of the former design business employees who were transferred to AMD to continue to perform maintenance, support and design services for certain customers. Following AMD’s sale of ZT to Sanmina, under the terms of the Transition Services Agreement, AMD agreed to provide sustained research and development support services to ZT. This adjustment reflects an increase of $11.6 million to Cost of sales and decrease of $1.0 million to Selling, general and administrative to reflect the impact as if this cost was incurred throughout the pro forma statement of income period..

(l) Represents the following adjustments to Selling, general and administrative expenses:

	Amount
	(In thousands)
Intangible assets amortization	$7,123	(1)
Removal of ZT non-manufacturing business	(252,070)	(2)
Cost of sales policy adjustment	(120,027)	(3)
Maintenance and supporting services agreement adjustment	(967)	(4)
	$(365,940)

(1) Represents the recognition of $7.1 million for amortization pertaining to purchased intangibles recognized as part of the transaction.

(2) Represents the removal of ZT’s non-manufacturing business; refer to Note 5(n).

(3) Refer to Note 5(k)(6).

(4) Refer to Note 5(k)(8).

(m) Represents the accrual of non-recurring transaction costs of $43.3 million related to the transaction. These costs are expected to be incurred within 3 months from the consummation of the transaction.

(n) Sanmina acquired all of ZT’s net assets and substantially all of ZT’s operations included in ZT’s historical statement of income. ZT transferred the net assets of its non-manufacturing business to AMD prior to ZT’s July 31, 2025 balance sheet date. No balance sheet adjustments are needed due to this transfer prior to the transaction. The adjustment represents the statement of income carve out of ZT's non-manufacturing business that was not acquired by the Company as part of the transaction. The unaudited carve out financial information is derived from the accounting records of ZT.

Year ended September 27, 2025
(In thousands)
Net sales	$(9,664)
Cost of sales	(35,720)
Gross profit	26,056
Selling, general and administrative	(252,070)
Operating income	278,126
Other income (expense), net	29
Net income	$278,155

(o) Represents a $23.2 million adjustment to Provision for income taxes for transaction adjustments, based on the statement of income impact above and statutory rate of approximately 21%. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial information depending on post-transaction activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

(p) The pro forma basic and diluted weighted average shares outstanding are a combination of historic and weighted average shares of Sanmina common stock and issuance of shares in connection with the transaction. The pro forma basic and diluted earnings per share are as follows:

Year ended September 27, 2025
(In thousands, except per share data)
Net income attributable to the Company	$245,893
Net Income attributable to ZT	907,102
Pro Forma adjustments to net income attributable to the Company	(22,101)
Pro Forma net income attributable to the Company	1,130,894
Weighted-average shares used in computing per share amounts - basic	53,947
Share issuance for equity consideration	1,151
Pro Forma weighted-average shares used in computing per share amounts - basic	$55,098
Effect of dilutive stock options and restricted stock options	1,231
Pro Forma Weighted-average shares used in computing per share amounts - diluted	$56,329

Pro Forma basic net income per share	$20.53
Pro Forma diluted net income per share	$20.08

Note 6. Financing Adjustments

In connection with the acquisition of ZT, Sanmina entered into a credit agreement with Bank of America, N.A., as administrative agent, and other lenders. The agreement provided Sanmina with $1,400 million under the term loan A facility and $800 million under the term loan B facility. The proceeds from the new term loan were used to repay the term loan under Sanmina's prior credit agreement. Sanmina made adjustments to the unaudited pro forma condensed combined financial information as described below.

Balance Sheet

The following summarizes the financing adjustments to give effect as if the financing had been completed on September 27, 2025 for the purposes of the unaudited pro forma condensed combined balance sheet.

	Financing Adjustments
	(In thousands)
Cash and cash equivalents	$1,867,962	(a)
Prepaid expenses and other current assets	(4,574)	(c)
Total assets	1,863,388
Accrued liabilities	(4,574)	(c)
Short-term debt, including current portion of long-term debt	68,500	(b)
Long-term debt	1,798,061	(b)
Total liabilities	1,861,987
Accumulated deficit	1,401	(b)
Total liabilities and stockholders' equity	1,863,388

(a) Represents the repayment of the existing term loan and the proceeds from the issuance of the new term loan A facility and term loan B facility obtained by Sanmina for a period of 5 years and 7 years, respectively, net of related debt issuance costs.

Amount
(In thousands)
Term loan A facility	$1,400,000
Term loan B facility	800,000
Total principal - term loan A facility and term loan B facility	2,200,000
Debt issuance costs	(30,163)
Total term loan A facility and term loan B facility, net of issuance costs (a)	2,169,837

Current portion of existing term loan	17,500
Non-current portion of existing term loan	284,375
Total principal of existing term loan (b)	301,875

Total adjustment to debt (a) – (b)	$1,867,962

(b) Represents the short-term and long-term debt impact from the (i) repayment of the old term loan and the remaining unamortized debt issuance costs, and (ii) the proceeds from the issuance of the new term loan A facility and term loan B facility and the associated debt issuance costs incurred, as outlined in (a) above. The short-term portion represents the payments expected in next 12 months for the term loan A facility and term loan B facility, as outlined in the Credit Agreement and the Amendment.

(c) As of September 27, 2025, debt issuance costs of $4.6 million were capitalized to prepaid expenses for the new term loan A facility and term loan B facility prior to the debt being closed and issued. A $4.6 million reduction of accrued liabilities reverses the impact of this capitalization. All debt issuance costs have been fully capitalized via the addition of new debt adjustment above, and all debt issuance costs are assumed paid, so the accrued liabilities have been reduced accordingly.

Statement of Income

The following summarizes the financing adjustments to give effect as if the financing had been completed on September 29, 2024 for the purposes of the unaudited pro forma condensed combined statement of income.

	Financing Adjustments
	(In thousands)
Acquisition and integration charges	$1,396	(a)
Interest expense	(111,273)	(b)
Provision for income taxes	(23,661)	(c)
Adjustment to net income before noncontrolling interest	$89,008

(a) Reflects the pro forma adjustment for debt financing expenses comprised of ticking fees and agency fees for the year ended September 27, 2025.

(b) Reflects the pro forma adjustment for interest and amortization expense for the term loan A facility and B facility of $133.8 million offset by the write-off of the interest and amortization expense of $22.5 million from the prior credit agreement. The interest expense of $128.3 million is comprised of $80.4 million for the term loan A facility and $47.9 million for the term loan B facility based on assumed interest rates of 5.74% and 5.99%, respectively, and the amortized issuance costs are $5.5 million for the year ended September 27, 2025. The interest rate is variable based on the Secured Overnight Finance Rate. A change in interest rate of 0.125% would have a $2.8 million impact on net income.

(c) Represents an adjustment of $23.7 million to Provision for income taxes for financing adjustments, based on the statement of income impact above and statutory rate of approximately 21%. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial information depending on post-transaction activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

Note 7. AMD Receivable Settlement

In connection with the acquisition of ZT, ZT entered into the AMD Receivable Settlement to settle the existing related party receivable balance prior to the Closing Date of the transaction.

Within the unaudited pro forma condensed combined balance sheet, the $2.1 billion related party receivable related to the AMD Receivable Settlement was eliminated.

Further, an adjustment of $26.0 million was included in the unaudited pro forma condensed combined statement of income to remove the interest income previously recognized in ZT’s historical consolidated financial statements. This decrease to interest income is offset by a $5.5 million decrease to Provision for income taxes for financing adjustments, based on a statutory rate of approximately 21%. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial information depending on post-transaction activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.